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                                                                       EXHIBIT G


                             AMENDMENT NO. 1 TO THE
                          INVESTMENT ADVISORY AGREEMENT

       This Amendment No. 1 dated as of May 19, 1999 is entered into by Gabelli Funds, LLC (formerly known as Gabelli Funds, Inc. (the "Adviser") and The Gabelli Global Multimedia Trust Inc. (the "Fund").

       WHEREAS, the Adviser and the Fund entered into an Investment Advisory Agreement dated as of October 3, 1994 (the "Investment Advisory Agreement"); and

       WHEREAS, the Adviser and the Fund wish to amend the Investment Advisory Agreement to reflect the change in the Adviser's name;

       NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1. The name "Gabelli Funds, Inc." in the Investment Advisory Agreement is hereby deleted in all places where it appears and replaced with the name "Gabelli Funds, LLC".

2. The Investment Advisory Agreement shall remain in full force and effect in all other respects.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first written above.

THE GABELLI GLOBAL MULTIMEDIA TRUST              GABELLI FUNDS, LLC
INC.


BY: /s/ BRUCE N. ALPERT                          BY: /s/ JAMES E. MCKEE
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                          INVESTMENT ADVISORY AGREEMENT


October 3, 1994


Gabelli Funds, Inc.
One Corporate Center
Rye, New York 10580-1434

Dear Sir:

       The Gabelli Global Multimedia Trust Inc. (the "Trust"), a corporation organized under the laws of the State of Maryland, confirms its investment advisory agreement with Gabelli Funds, Inc., (the "Advisor") as follows:

       1.     Investment Description; Appointment

       The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), and in its Registration Statement on Form N-2 under the Investment Company Act of 1940, as amended (the "1940 Act") as from time to time in effect (the "Registration Statement") and in such manner and to such extent as may from time to time be approved by the Trust's Board of Directors. Copies of the Articles of Incorporation and the Registration Statement have been submitted to the Advisor. The Trust desires to employ and hereby appoints the Advisor to act as its investment advisor and to oversee the administration of all aspects of the Trust's business and affairs and provide, or arrange for others whom it believes to be competent to provide, certain services as specified in subparagraph (b) below. The Advisor accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below. Nothing contained herein shall be construed to restrict the Trust's right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Trust's shares.

       2.     Services

       (a) Investment Advice. Subject to the supervision and direction of the Trust`s Board of Directors, the Advisor will (i) act in strict conformity with the Articles of Incorporation, the 1940 Act and the Investment Advisers Act of 1940, as the same may from time to time be amended, (ii) manage the Trust's assets in






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accordance with the Trust's investment objective and policies as stated in the
Registration Statement, (iii) make investment decisions for the Trust and (iv) place purchase and sale orders on behalf of the Trust. In rendering those services, the Advisor will provide investment research and supervision of the Trust's investments and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Trust's assets. In addition, the Advisor will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Trust may hold or contemplate purchasing.

       (b) Administration. The specific services to be provided or arranged for by the Advisor for the Trust are (i) maintaining the Trust's books and records, such as journals, ledger accounts and other records in accordance with applicable laws and regulations to the extent not maintained by the Trust's custodian, transfer agent or dividend disbursing agent; (ii) initiating all money transfers to the Trust's custodian and from the Trust's custodian for the payment of the Trust's expenses, investments, and dividends; (iii) reconciling account information and balances among the Trust's custodian, transfer agent, dividend disbursing agent and the Advisor; (iv) providing the Trust, upon request, with such office space and facilities, utilities and office equipment as are adequate for the Trust's needs; (v) preparing, but not paying for, all reports by the Trust to its shareholders and all reports and filings required to maintain registration and qualification of the Trust`s shares under federal and state law including the updating of the Trust's Registration Statement, when necessary; (vi) supervising the calculation of net asset value of the Trust's shares; and (vii) preparing notices and agendas for meetings of the Trust's shareholders and the Trust's Board of Directors as well as minutes of such meetings in all matters required by applicable law to be acted upon by the Board of Directors.


       3.     Brokerage

       In executing transactions for the Trust and selecting brokers or dealers, the Advisor will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction on behalf of the Trust, the Advisor will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Advisor may consider the brokerage and research services provided to the Trust


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and/or other accounts over which the Advisor or an affiliate of the Advisor exercises investment discretion.

       4.     Information Provided to the Trust

       The Advisor will keep the Trust informed of developments materially affecting the Trust, and will, on its own initiative, furnish the Trust from time to time with whatever information the Advisor believes is appropriate for this purpose.

       5.     Standard of Care

       The Advisor shall exercise its best judgment in rendering the services described in paragraphs 2 and 3 above. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters of which this Agreement relates, provided that nothing in this paragraph shall be deemed to protect or purport to protect the Advisor against any liability to the Trust or to its shareholders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Advisor's reckless disregard of its obligations and duties under this Agreement.

       6.     Compensation

       In consideration of the services rendered pursuant to this Agreement, the Trust will pay the Advisor on the first business day of each month a fee for the previous month at the annual rate of 1.00% of the Trust's average weekly net assets. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Advisor, the value of the Trust's net assets shall be computed at the times and in the manner specified in the Registration Statement.

       7.     Expenses

       The Advisor will bear all expenses in connection with the performance of its services under this Agreement. The Trust will bear certain other expenses to be incurred in its operation, including: expenses for legal and independent accountants' services, costs of printing proxies, stock certificates and shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, expenses in connection with the Dividend
Reinvestment and Cash Purchase Plan, Securities and

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Exchange Commission fees, fees and expenses of unaffiliated directors, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Trust's officers and employees, directors' and officers' errors and omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, all expenses of computing the Trust's net asset value per share, including any equipment or services obtained solely for the purpose of pricing shares or valuing the Trust's investment portfolios, expenses of qualifying the Trust's shares for sale in various states, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Trust.

       8.     Services to Other Companies or Accounts

       The Trust understands that the Advisor now acts and will continue to act as investment advisor to other investment companies and may act in the future as investment advisor to other investment companies or portfolios, and the Trust has no objection to the Advisor so acting, provided that whenever the Trust and one or more other portfolios of or investment companies advised by the Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity. The Trust recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Trust. In addition, the Trust understands that the persons employed by the Advisor to assist in the performance of the Advisor's duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

       9.     Use of the Word "Gabelli"

       It is understood and agreed that the word "Gabelli" is the Advisor's property for copyright and other purposes. The Trust further agrees that the word "Gabelli" in its name is derived from the name of Mario J. Gabelli and such name may freely be used by the Advisor for other investment companies, entities or products. The Trust further agrees that, in the event that the Advisor shall cease to act as an investment advisor to the Trust, the Trust shall promptly take all necessary and appropriate action to change its name to one that does not include the word "Gabelli"; provided, however, that the Trust may continue to use such name if the Advisor consents in writing to such use.

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         10. Term of Agreement

         This Agreement shall become effective on the date hereof and shall continue in effect for two years and thereafter shall continue for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Trust's Board of Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Trust's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the 1940 act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Trust's Board of Directors, by vote of holders of a majority of the Trust's shares, or by the Advisor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

Very truly yours,

THE GABELLI GLOBAL MULTIMEDIA TRUST INC.

By: /s/ [SIG]
    ----------------------------
Name:
Title:

Agreed to and Accepted:

GABELLI FUNDS, INC.

By: /s/ [SIG]
    ----------------------------
Name:
Title:

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